**GATEWAY ETHANOL, LLC**

**PROMISSORY NOTE**

**$11,340,000** **March 30, 2006**

FOR VALUE RECEIVED, the undersigned Gateway Ethanol, LLC, a Kansas limited liability company (the "Maker"), promises to pay to Dougherty Funding LLC (the "Lender"), and its successors and assigns (the "Payee"), at 90 South Seventh Street, Suite 4400, Minneapolis, Minnesota 55402-4115, or at such other address as the Payee may designate to the Maker in writing, the principal sum of Eleven Million Three Hundred and Forty Thousand Dollars ($11,340,000), with interest on the unpaid principal balance at the interest rate per annum established by the terms of this Promissory Note. This Promissory Note shall be payable in annual installments (the "Installments"). All Installments shall be first applied against accrued and unpaid interest, and then against unpaid principal. Interest on this Promissory Note shall be computed on the basis of a 360-day year of twelve 30-day months. Interest at the rate stated herein shall accrue on the unpaid principal, commencing on the date of original issue. Interest on this Promissory Note shall be payable on May 1, 2006, and on the first day of each month thereafter through and including February 1, 2007, and thereafter interest shall be payable on each February 1, commencing on February 1, 2008 (the "Interest Payment Dates"), until payment of this Promissory Note in full. Principal of this Promissory Note shall be payable on each February 1, commencing February 1, 2008 (the "Principal Payment Dates"), until payment of this Promissory Note in full, in the amounts set forth in attached EXHIBIT A. Subject to the limitations of the following paragraph, in the event that any interest is not paid within sixty (60) days of a Payment Date, accrued and unpaid interest shall compound on the Payment Dates until paid. The unpaid principal of and accrued and unpaid interest on this Promissory Note shall mature and be finally due and payable on February 1, 2017 (the "Maturity Date").

From the date of issuance of this Promissory Note to, but not including, February 1, 2009, interest on this Promissory Note shall accrue and be payable at the rate of eight and three-quarters percent (8.75%) per annum. On February 1, 2009, on February 1, 2012, and on February 1, 2015 (the "Adjustment Dates"), the interest rate on this Promissory Note shall be adjusted to be equal to the sum of (i) the three-year U.S. Treasury Note constant maturity index, and (ii) four and one-quarter percent (4.25%) (the "Adjusted Interest Rate"). On each Adjustment Date, the Payee shall determine the Adjusted Interest Rate applicable to this Promissory Note from and after each Adjustment Date and the Payee shall notify the Maker by email, fax, or mail at Gateway Ethanol, LLC, c/o SNB Associates, 307 South Main, Pratt, Kansas 67124; telephone: 620-672-2510; fax: 620-672-3142; and email: tim@snbassociates.com or josh@snbassociates.com, or at such other address, fax number, or email address as the Maker may designate to the Payee in writing. Interest on this Promissory Note shall accrue and be payable at the Adjusted Interest Rate from, and including, the Adjustment Date to, but not including, the subsequent Adjustment Date or the Maturity Date.

Except as set forth in the following paragraph to this Promissory Note, the principal of, premium, if any, and interest on this Promissory Note are payable solely from: (i) a portion of the proceeds of this Promissory Note in the amount of $993,100 which will be reserved for subsequent monthly deposits in the Note Fund established and held by the Payee to provide for timely payment of interest on this Promissory Note (the "Note Fund") with any excess applied to costs of the Project, in the discretion of the Lender; (ii) the revenues derived from a Property Tax Increment Rebate Agreement, dated as of March 31, 2006 (the "Rebate Agreement"), between Pratt County, Kansas (the "County") and the Maker, assigned by the Maker to the Lender pursuant to the terms of a Pledge and Security Agreement, dated as of March 31, 2006 (the "Pledge Agreement"), between the Maker and the Lender; (iii) to the extent funds from the sources set forth in clauses (i) and (ii) are insufficient, the money held in the Excess Cash Flow

Fund established and held by the Payee to provide for redemption and prepayment of this Promissory Note from excess revenues derived from the Rebate Agreement (the "Excess Cash Flow Fund") or any proceeds of this Promissory Note then held in Project Fund established and held by the Payee to provide for the payment of project costs (the "Project Fund"), in that order; and (iv) net proceeds of casualty insurance and business interruption insurance pledged to the Payee pursuant to the terms of the Pledge Agreement.

As security for the Maker's obligations under this Promissory Note, the Maker has pledged and assigned to the Payee under the terms of the Pledge Agreement, the property tax increment rebate payments (the "Rebate Payments") payable to the Maker under the provisions of Kansas Statutes, Sections 12-17,114-12-17,120, as amended (the "Kansas Neighborhood Revitalization Act"), and pursuant to the terms of a Pratt Neighborhood Revitalization Plan (the "Plan") adopted by the parties to an Interlocal Agreement, effective April 1, 1996 (the "Interlocal Agreement"), between the County, Pratt Community College, Pratt Unified School District #382, and various other political subdivisions of the County. The Rebate Payments payable under the terms of the Plan, the Interlocal Agreement, and the Pledge Agreement are to be derived from the property tax payments to be paid by the Maker with respect to a dry-mill grain processing facility (the "Facility") to be constructed by the Maker in the County. The Rebate Payments are required to be paid directly from the County to the Payee for application to the payment of the principal of, premium, if any, and interest on this Promissory Note.

Any money held in the Excess Cash Flow Fund on January 20 of each year commencing on January 20, 2009, shall be applied to the mandatory redemption and prepayment of the Promissory Note, in a minimum amount of $1,000 and integral multiples thereof, at a redemption price of par plus accrued interest to the date of redemption. The portion of the Promissory Note to be redeemed and prepaid from such money in the Excess Cash Flow Fund shall be redeemed and prepaid on the following February 1 without prior written notice in accordance with the terms of Section 6(d) of the Pledge Agreement.

This Promissory Note is subject to optional redemption and prepayment, in whole or in part, on any Principal Payment Date on or after February 1, 2010, upon sixty (60) days prior written notice from the Maker to the Payee, at a redemption price equal to the outstanding principal amount of this Promissory Note to be prepaid, plus accrued and unpaid interest to the redemption date, plus a premium as set forth in the following schedule:

| Redemption Date | Premium |
|---|---|
| February 1, 2010 to January 31, 2011 | 3.00% |
| February 1 2011 to January 31, 2012 | 2.00% |
| February 1, 2012 to January 31, 2013 | 1.00% |
| February 1, 2013 and thereafter | 0.00% |

Notwithstanding anything to the contrary contained herein, no rate of interest required hereunder shall exceed the maximum legal rate under applicable law, and if such interest rate is found to exceed the maximum legal rate, the undersigned shall be required to pay only such maximum legal rate.

Upon the occurrence of an Event of Default (as hereinafter defined), the Payee shall have the option to declare all or any portion of this Promissory Note (by acceleration or otherwise) immediately due and payable, and interest shall be computed and payable on the then unpaid balance of the principal and interest until said principal and accrued interest is paid; provided, however, that such principal and interest shall be payable solely from the sources described in the third paragraph of this Promissory Note, except as otherwise provided in this Promissory Note. In addition, Maker agrees to pay all costs of

collection, including, but not limited to, reasonable attorney's fees; provided, however, that such costs shall be payable solely from the sources described in the third paragraph of this Promissory Note, except as otherwise provided in this Promissory Note. For purposes of this Promissory Note, an Event of Default shall include the following: (i) a default in the payment when due of any Installment required herein; or (ii) the Maker files a petition in bankruptcy or any petition or application for any relief under any provision of any federal bankruptcy act or to take advantage of any law pertaining to reorganization, insolvency or readjustment of debt; or (iii) the Maker makes an assignment for the benefit of creditors, admitting in writing the inability to its pay debts as they become due, or being adjudicated a bankrupt or insolvent; or (iv) the commitment of any act of bankruptcy or answering a petition filed against Maker in any proceeding under any federal bankruptcy act or any law pertaining to reorganization insolvency or readjustment of debt admitting the material allegations thereof; or (v) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver for the assets or affairs of Maker. For purposes of this Promissory Note, an Event of Default shall not include the payment of any principal of or interest on this Promissory Note from money held in the Excess Cash Flow Fund.

No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Promissory Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion. Maker hereby waives presentment, protest, demand, and notice of dishonor, and agrees that, without affecting the liability of Maker, the Payee may without notice, renew or extend the time for repayment, accept partial payments, or agree to forgo suit against any party liable on this Promissory Note. The remedies of Payee, as provided herein, shall be cumulative and concurrent and may be pursued singularly, successively, or together at the sole discretion of Payee and may be exercised as often as the occasion therefor shall arise.

Notwithstanding any term to the contrary in this Promissory Note, the obligations of the Maker under this Promissory Note are non-recourse to the Maker payable solely from the sources described in the third paragraph of this Promissory Note, except to the extent that: (i) actions or inactions by the Maker cause a reduction in or the termination of Rebate Payments; or (ii) as a result of an administrative or judicial determination, the Rebate Payments are reduced or terminated.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

If any portion of this Promissory Note is for any reason held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision of this Promissory Note, but this Promissory Note shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Any notice to Maker provided in this Promissory Note shall be given by mailing such notice by first class mail addressed to Maker at Gateway Ethanol, LLC, c/o SNB Associates, 307 South Main, Pratt, Kansas 67124, or to such other address as Maker may designate in writing to Payee, with a copy to Gordon B. Stull, Stull & Wood, LLC, P.O. Box 345, 1320 East First Street, Pratt, Kansas 67124-0345. Any notice to Payee shall be given by mailing such notice by certified or registered mail, return receipt requested, to Payee at Payee's address set forth in the first paragraph of this Promissory Note, or at such other address as Payee may designate in writing to Maker.

Time is of the essence in this Promissory Note, and each and every term and provision hereof.

The Payee may assign, convey, or otherwise transfer its rights under this Promissory Note and the Pledge Agreement, in whole or in part, without notice to or the written consent of the Maker.

Signature Page of the Maker to its Promissory Note.

**MAKER:**

**GATEWAY ETHANOL, LLC,**
a Kansas limited liability company

By: ____________________________
H. Richard Jarboe
President

**EXHIBIT A**

**PRINCIPAL PAYMENT SCHEDULE**

| Payment Dates | Principal | Payment Date | Principal |
|---|---|---|---|
| February 1, 2008 | $ 697,000 | February 1, 2013 | $ 1,353,000 |
| February 1, 2009 | 851,000 | February 1, 2014 | 1,096,000 |
| February 1, 2010 | 960,000 | February 1, 2015 | 1,222,000 |
| February 1, 2011 | 1,080,000 | February 1, 2016 | 1,360,000 |
| February 1, 2012 | 1,211,000 | February 1, 2017 | 1,510,000 |

DU111-114 (JU)
273792v.6